UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  08/02/2007

EnerSys
(Exact name of registrant as specified in its charter)

Commission File Number:  1-32253

Delaware	23-3058564
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

2366 Bernville Road, Reading, Pennsylvania 19605
(Address of principal executive offices, including zip code)

(610) 208-1991
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Information to be included in the report

Item 5.02.    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective August 2, 2007, the Board of Directors of EnerSys (the "Company") appointed Raymond E. Mabus, Jr., as a Class I director, to fill the Board seat recently vacated by Mr. Eric Fry. Mr. Mabus' term will expire at the Company's 2008 Annual Meeting of Stockholders.

Mr. Mabus has served as Chairman of the Board of Foamex International Inc. ("Foamex") since February 2004 and as a director of Foamex since September 2000. He also served as President and CEO of Foamex from June 2006 to April 2007. Mr. Mabus served as U. S. ambassador to the Kingdom of Saudi Arabia from 1994 to 1996. In 1987, he was elected governor of Mississippi and served from 1988 to 1992. After leaving public service in 1996, he joined the board of directors of Strategic Partnerships LLC, an employee training service company and served as President of its Global Resources Division from October 1998 to February 2002. He is currently active in his family's timber business. Mr. Mabus also serves on the board of directors of Fusion Telecommunications, Inc, Citizens International, Strategic Partnerships LLC and several non-profit boards. Mr. Mabus received a Juris Doctor from Harvard Law School, a Master of Arts in Political Science from the John Hopkins University and a Bachelor of Arts in English and Political Science from the University of Mississippi.

Board committee assignments have not yet been determined for Mr. Mabus. There are no transactions in which Mr. Mabus has an interest requiring disclosure under Item 404(a) of Regulation S-K. As a non-employee director, Mr. Mabus will receive compensation in accordance with the Company's policies for compensating outside directors.

The Company issued a press release announcing the appointment of Mr. Mabus to the Company's Board, which is attached hereto as Exhibit 99.1 and incorporated herein by reference. The press release is being furnished to the SEC and shall not be deemed to be "filed" for any purpose.

Item 9.01.    Financial Statements and Exhibits

99.1 Press Release, dated August 7, 2007, of EnerSys regarding the appointment of Raymond E. Mabus, Jr., to the Board of Directors.

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EnerSys

Date: August 07, 2007	By:	/s/ Frank M. Macerato
Frank M. Macerato
Vice President & General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release, dated August 7, 2007, of EnerSys regarding the appointment of Raymond E. Mabus, Jr., to the Board of Directors.